Exhibit 99.2


I. DICK BUELL:
Good morning.
Thank you for joining us for today's webcast to discuss Catalina marketing's 2003 10-K, which was filed with the securities and exchange commission yesterday afternoon.

I'm Dick Buell, chief executive officer of Catalina marketing, and today I am joined by:
    o   Chris Wolf, our Executive Vice President and Chief Financial Officer
        and ...
    o   Joanne Freiberger, our Vice President of Finance.

This is the first opportunity I have had to speak with you.

Over the next few weeks and months, I look forward to meeting with you and opening a constructive dialogue.

Today's call agenda is a simple one.
       -- We are here to provide more information on the restatement of Catalina's results for fiscal 01 and 02, and the final audit of Catalina's fiscal 03 results.
       -- With the 2003 10-K now filed, immediately, the company has moved into finalizing numbers for 2004.
       -- For that reason, today, we are not going to discuss 04 results with the exception of those items disclosed in the 03 10-K.
       --  We are also not yet in a position...and in fact it is
           inappropriate.... To provide an outlook or commentary on 2005.
       -- The information and detail you need to do your analysis will be forthcoming at the appropriate time.

Before Chris starts his discussion of the numbers, I would just like to take a minute or two to give you my first impressions of Catalina, since taking over as CEO two months ago. Second, I will also try to give you my thoughts on where the company is headed longer term.

Catalina marketing has a truly unique ...and ...superior marketing solution product. The Catalina offering is built on three key cornerstones which serve as the foundation for our business model..... And guide our approach to the marketplace:
    o First, our network of retail clients, numbering over 400 and encompassing over 250 million transactions a week worldwide. This is an unequaled reach and frequency delivery vehicle to important and valuable consumers.
    o   Second, our consumer packaged goods and pharmaceutical manufacturer partners are uniquely and strategically key....to the retailer and the consumer. The thousands of programs they run through Catalina each year are a superior force to execute and influence behavior-based marketing programs.
    o Finally, Catalina's proprietary product concept, protected by a base of intellectual properties, including 51 us patents and 98 foreign patents, makes our solution-based products unique, efficient and effective.



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It has become increasingly clear to me that Catalina's future opportunities rest in the company's ability to leverage these competitive advantages in pursuit and development of future growth opportunities.

In the months ahead, you can expect to see us executing a strategy that involves the combination of two or more of these assets in ways that create value for our clients, for the company, and, ultimately, for our shareholders.

(pause)
Now, Chris will review the numbers and the various aspects of the restatements.

We have tried to anticipate some of your questions in advance, which Chris will address throughout his review.

II.     CHRIS WOLF

Thank you Dick. I would like to start off by providing a brief overview of the restatement process, review the consolidated revenue and earning results and summarize the adjustments that form the basis for the restatements.

RESTATEMENT
-----------

As most of you are aware, on June 30 of last year the company announced its intention to delay the filing of its annual report on Form 10-K for the fiscal year 2003. At that time, the company's management had identified certain issues related to the timing of revenue recognition within the Catalina Health Resource
(CHR) Division and had begun an internal review of the financial data for fiscal year 2003. In addition to the Company's review, the Audit Committee engaged Ernst & Young, its independent auditors, to assist in the review.


In July of 2003, Ernst & Young expressed to the company that they had additional concerns, including revenue recognition in the Manufacturer Services division. Then in August of 2003, the Company was notified by Ernst & Young that they had resigned. At the time of their resignation, Ernst & Young also disclosed that it had identified five accounting issues or "reportable events" to the company. This inevitably delayed the company's ability to complete its review until a new independent auditor could be announced. PricewaterhouseCoopers was then engaged by the company in October 2003 to assist in the company's review and complete the audit of fiscal year 2003 and the re-audits of fiscal years 2002 and 2001.

The company has spent the last few months completing an extensive review that was directed by the Audit Committee of the Board of Directors and the management of the Company. In conjunction with this review, the audit of fiscal year 2003 and the re-audits of fiscal years 2002 and 2001, the company has addressed each of the five reportable events that were previously identified.

Now I'll take a moment to review the five reportable events and then our conclusions on them



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    1.  Timing of the Company's accounting for revenues derived from its customer arrangements at CHR in light of the discovery by the Company's management of certain agreements with customers that were not reflected in written agreements and/or considered in connection with the Company's accounting for these arrangements, and certain other elements of a significant multi-year agreement. We concluded that when the Company recognized revenues from certain customer arrangements at CHR that were not reflected in the written agreements and/or considered in connection with the Company's accounting for the arrangements, that the financial statements needed to be adjusted to defer the previously recognized revenue until the period when persuasive evidence of the arrangement became available and the purchase price became fixed or determinable. Substantially all of these revenue adjustments related to the timing of revenue recognition and not the existence of revenue.


    2. The timing of the Company's accounting with respect to revenue recognition at CHR and Manufacturer Services to the extent that certain customer contracts had not been executed by both parties during the period in which the revenue was first recognized for such contracts. The Company concluded that the two specific CHR and Manufacturer Services contracts associated with this issue were properly executed. Accordingly, the Company's accounting with respect to the timing of revenue recognition was appropriate. While the timing of revenue recognition was adjusted with respect to a number of contracts in our evaluation of certain CHR, , Direct Marketing Services (DMS), Catalina Marketing Research Solutions and Manufacturer Services contracts, no adjustments to our consolidated operating results were made in response to this specific issue.

    3. The timing of the Company's accounting treatment of its customer arrangements at Manufacturer Services and CHR with respect to certain exclusivity rights granted to customers for the contractual periods of customer arrangements. As many of you already know, in February 2004, the Company received a response from the Staff of the Office of the Chief Accountant of the SEC stating that it does not object to the Company's revenue recognition methodology for certain Manufacturer Services customer contracts containing exclusivity provisions. Therefore, based in part on the investigation and the response from the SEC Staff, the Company has determined it was not necessary to change its accounting treatment of customer contracts containing exclusivity provisions. Accordingly, no adjustments to our consolidated operating results were made in response to this specific issue.


    4. The company's accounting treatment for certain non-cash transactions in Retail Services. The Company's existing accounting treatment for certain non-cash, or barter transactions, in Retail Services did not result in revenue recognition because the fair value of the consideration received and the value of the services delivered could not be reasonably determined. Accordingly, no



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        adjustments to the consolidated operating results were made in response to this specific issue.



    5. The Company's disclosure of segment information for financial reporting. In previous filings, the Company concluded that it operated in one reportable segment, targeted marketing services. Throughout the preparation of the financial statements, the Company reconsidered SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information," and the Company has now concluded that its business is managed by operating segments, which do not meet all of the aggregation criteria pursuant to this statement. As such, segment information has been provided for fiscal year 2003 and fiscal years 2002 and 2001 have been restated to provide business segment information on a comparable basis to the fiscal year 2003.



SEGMENTS
--------

Now I would like to elaborate a little further on the Company's segment disclosure. Going forward all financial results will be presented by business segment and the results for fiscal years 2002 and 2001 have been restated to provide comparable information by business segment. The company is now organized into segments which include the following:

       > Manufacturer Services - this segment provides printed incentives to consumers at the point of sale for consumer packaged goods companies.

       > Direct Marketing Services - this segment provides direct mail services to consumers' homes for manufacturing and retail clients.

       > Catalina Health Resource - provides printed, direct to patient information, at the point of sale for pharmaceutical manufacturers and retailers.

       > International - this segment provides the services of both Manufacturer Services and Retail Services in the U.K., France, Italy, and Japan.

       > Japan Billboard - this segment provides billboards and outdoor media advertising for clients in Japan.

       > Other -consists of other segments not specifically identified, which are not significant operating segments. This includes Retail Services, which supports and maintains the Catalina Marketing Network and provides marketing services to retailers; and Research Solutions, which provides traditional marketing research services.

       > Corporate - In addition, a corporate segment provides executive and administrative oversight and centralized functions such as information technology, client services and store systems support.

As many of you know, in November of 2003, the Company announced a reorganization plan to focus on businesses which maximize its proprietary and



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strategic advantages. The company plans to realign and restructure its domestic and international businesses to focus primarily on point-of-sale applications within the consumer packaged goods, retail and pharmaceutical industries. As part of that organization, the Company sold its loyalty card and data entry services business on March 31, 2004. In addition, Retail Services was merged into Manufacturer Services to optimize our selling efforts with clients. It is anticipated that in future financial statements, Retail Services segment data will be combined with Manufacturer Services.

The Company also announced its intention to divest the Direct Marketing Services, Research Solutions and Japan Billboard businesses. The Company is currently evaluating options with respect to the sale or other method of divestiture for each of these businesses.

As part of the divestiture process, and in preparation for the fiscal year 2004 financial statements, the Company has tested the goodwill related to the operations of Direct Marketing Services, Research Solutions and Japan Billboard for possible impairment under the rules of SFAS No. 142 "Goodwill and Other Intangible Assets". The Company's preliminary estimates indicate that impairment charges related to the goodwill of these divestitures ranges between $75 million to $84 million in fiscal year 2004. This range includes the previously announced goodwill impairment of approximately $20.8 million related to PMKK call option exercised on April 30, 2003. In addition, there could be additional as impairment related to the long-lived assets of PMKK. Management has not yet finalized its analysis of the fiscal year 2004 impairment charges. These projections are based on management's judgments and estimates and the final results reported on the Company's fiscal year 2004 financial statements could differ significantly.

RESTATED RESULTS
----------------

Now that I have provided you with some background relative to the restatements, I will now summarize the reported financial results and the impact of the adjustments for the fiscal years 2003, 2002 and 2001 and then discuss the nature of the adjustments in more detail.

Let me begin by summarizing the income statement adjustments by year. For the fiscal year 2003 consolidated revenues were reduced to $470.7 million, by adjustments of $3.6 million to the Company's previously reported consolidated revenues of $474.4 million. Restated consolidated net income for the period totaled $55.1 million, due to adjustments that positively impacted consolidated net income by $11.7 million. The net effect of these adjustments on consolidated EPS was an increase of $0.21 per fully diluted share, which brought the restated consolidated EPS for fiscal year 2003 up to $1.00 per fully diluted share.

The previously reported consolidated revenues for fiscal year 2002 of $446.7 million where reduced by adjustments of $4.0 million, which resulted in restated consolidated revenues of $442.7 million. Restated consolidated net income for fiscal year 2002 was also reduced, to $58.6 million, from a previously reported amount of $61.9 million, a change of $3.3 million. Restated consolidated EPS for the year were reduced to $1.03 per fully diluted share, due to adjustments that negatively impacted EPS by $.06



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per fully diluted share.

Finally, the Company made adjustments to consolidated revenues in fiscal year 2001 totaling $4.8 million, which reduced consolidated revenues from $417.9 million to $413.1 million. The corresponding consolidated net income for the year was reduced by $11.0 million, from the previously reported amount of $58.1 million. As a result, the consolidated EPS for fiscal year 2001 was reduced from $1.00 per fully diluted share to $0.81 per fully diluted share; due to adjustments being made that totaled $.019 per fully diluted share during the fiscal year.


NATURE OF RESTATEMENTS
----------------------

Now that I have provided a summary of the amount of the adjustments, I will briefly discuss the nature of these adjustments. The adjustments for fiscal years 2002 and 2001 included the following:

     > The Company identified instances where revenue was recognized improperly, including: customer arrangements that were not available, were not documented or were amended by written or verbal agreements and the revenue was recognized prematurely; instances where revenue was recognized prior to the completion of the earnings process or the attainment of guaranteed levels of performance; and incidents where the price was not fixed and determinable due to written or verbal agreements that amended the original contract and the revenue should have been deferred until the price was fixed and determinable. As a result of the review, the Company made adjustments that caused consolidated revenue to decrease $4.0 million for fiscal 2002 by $4.8 million in fiscal 2001. The majority of these revenue adjustments relate to the timing of revenue recognition and thus, any revenues not already realized, will be recognized in fiscal 2003 and future periods.

     > The Company made adjustments to direct costs primarily related to retail fees at CHR, correcting the classification for incentive rebates, postage charges, and adjustments to inventory. These adjustments increased expenses by $1.6 million for fiscal 2002 and by $1.8 million for fiscal 2001.

     > The Company identified instances where they either established or released accruals and prepayments in error. The adjustments made to correct this item increased expense by $2.2 million in fiscal 2002 and decreased expenses by $0.8 million in fiscal 2001.

     > The Company determined that bonus compensation paid directly by the former owners of Research Solutions and Direct Mail Services should have been treated as operating expenses. These adjustments increased expenses by $0.7 million in fiscal 2002 and $1.4 million in fiscal 2001.

     > The Company made an adjustment to fiscal 2002 for the proper amortization of service costs related to the implementation of the Company's postretirement healthcare obligations. This adjustment resulted in expenses being reduced by $1.1 million in fiscal 2002 and increased by $700 thousand in fiscal year



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        2003, with the remaining expense to be recognized in future periods.

     > The Company made an adjustment to recognize the impairment charge that should have been recorded in fiscal 2001, due to the impairment testing of patents and goodwill acquired from Compuscan Marketing. Under SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of," the Company determined that the carrying value of the goodwill and patents exceeded their fair value. As a result of this issue, the company made adjustments that decreased expenses by $0.6 million in fiscal 2002 and increased expenses by $5.7 million in fiscal 2001.

     > The company made several adjustments that affected depreciation and amortization expense.

           o The amounts for fiscal 2002 and 2001 reflect a reduction in depreciation and amortization from the decreased asset values after the company recorded an impairment charge of $16.9 million in fiscal year 2000 related to the acquisition of Catalina Marketing U.K.

           o During the Company's re-examination of the lease transaction governing its corporate headquarters, it determined that the lease should have been accounted for as a capital lease rather than as an operating lease. The Company restated its financial statements effective beginning fiscal year 2001 to reflect early adoption of the FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46). The Company's election to adopt FIN 46 early resulted in a $30.5 million increase in property and equipment and a $29.6 million increase in long-term debt effective as of the third quarter of fiscal year ended 2001. In addition, minority interest has been increased by $900 thousand to reflect the 100% ownership interest held by the equity holders of the variable interest entity. Had the Company not chosen early adoption, the restatement would have converted the lease obligation from operating to capital for the fiscal years 2003, 2002 and 2001 and then the Company would have been further required to convert to FIN 46 in fiscal 2004. Depreciation expense has been restated to reflect the adoption of FIN 46, depreciation expense increased approximately $1.5 million annually, related to the depreciation of the building and related improvements.

     > As a result of the restatements, the Company recorded a deferred tax benefit of $2.3 million in fiscal 2002 and recorded a deferred tax benefit of $3.6 million in fiscal 2001.

While these adjustments are necessary, they have no impact on the company's current operations or liquidity. Including the effect of the restated financials statements and all adjustments, the company remains in compliance with all financial covenants related to its domestic Credit Facility.

I know that this is a lot of information to absorb in this format, and I encourage all of you to read the 10-K filed last night for the detailed explanations of these issues. Before closing, I would just like to emphasize that we are very pleased to have drawn



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this phase of the process to a successful conclusion, We are now eager to complete the Fiscal 2004 audit and look forward to reporting our results in the near future.

Now I would like to turn the call back over to Dick Buell.



III.    DICK BUELL OPENS Q&A
        --------------------


Thanks, Chris.
I would like to remind everyone, this call is centered around the 01 and 02 restatements, as well as the audited 03 financials. Consequently, you can all understand, we simply are not in a position to discuss fy04 or outlook for fy05, today. We will now take any questions you have related to fy01, fy02 and
fy03....or for that matter the 04 events discussed in the filed 03 10k

[A question was asked by Troy Mastin, a William Blair analyst, regarding the amount of revenue originally reported in FY03 that would be deferred to FY04. Mr. Wolf answered that the increase in deferred revenue at March 31, 2003 related to the audit adjustments was approximately $14.7 million and would be recognized in FY04 and/or future periods.]


IV. DICK BUELL CLOSE
Thank you.
Now that the "restatement process" is behind us, our Catalina team will be working toward the completion of the fiscal 04 audit and rebuilding a growth platform for the future of the business. All of us at Catalina are looking forward to reaching that mile marker -- our 04 audit completion and closing the door on these special events of the last 10 to 12 months.
Once our 04 audit is complete, we will be in a position to give you a better view of where Catalina is headed in the near and long term.
Before closing, I just want to repeat what I said earlier I am convinced that Catalina has significant growth opportunities to leverage our competitive advantages toward a profitable future.

Over the next six months, you will see the entire ORGANIZATION focused on three specific priorities:
    1)  Developing new and innovative solution based products,
    2)  Controlling costs and finally,
    3)  A very important priority, developing people.
    These priorities will serve as the foundation for a strategy that will create first business growth opportunities and consequently value for investors.

Thank you for your time today.
Chris Wolf and Joanne Freiberger will be available throughout the day to answer questions you might have.


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We look forward to speaking with you again soon -- when we have wrapped up our fiscal 04 audit and filed the corresponding 10k.

END